EMPLOYMENT AGREEMENT

      This letter agreement dated as of October 10, 1997 shall serve to confirm the understanding regarding your employment with Kenneth Cole Productions, Inc. (the "Company").

1.    POSITION AND DUTIES
      -------------------

      Effective as of the date hereof, the Company shall employ you and you agree to serve as President - men's division for the Company. Your employment is subject to and governed by the terms of the Company Employee Handbook, except to the extent that this letter agreement conflicts with and thus supersedes the terms of the Handbook.

2.    COMPENSATION AND BENEFITS
      -------------------------

      Your compensation shall be as follows:

      a. Annual salary shall be $ 175,000 payable in equal, bi-weekly installments. You shall receive a salary review and salary adjustment, if any based upon your performance on an annual basis on or about February 1st of each calendar year, if practicable. Your salary shall be subject to withholding of all taxes payable with respect thereto and deductions for health insurance contributions and all other benefits, where applicable.

      b. You shall be eligible to participate in our discretionary management bonus plan, which is based annually upon both the Company's financial results and your personal performance. Eligibility for all bonuses is contingent upon remaining in the employ of the Company through the end of the fiscal year for which the bonus is based.

      c. You shall be granted 3,000 stock options to purchase shares of Class "A" Common stock at fair market value. You shall also be eligible to an equivalent award for the next two (2) years, based upon the Company's financial results and your overall performance.

      d. Group Health Benefits - participation in the Company's Health Insurance Plan on the first of the month following two (2) months of continuous full term service. This is a contributory plan that currently provides medical and dental coverage. The parties agree that the Company may modify these plans at its sole discretion.

      e. Profit Sharing Thrift (401K) Plan - participation in the Company Employee Profit Sharing Thrift (401K) Plan on the next entrance date (January 1 or July 1) following the earlier to occur of one year of continuous service or one thousand hours. The 401(k) plan is a pre-tax savings plan that would allow you to save a certain percentage of your salary on a pre-tax basis for your retirement. The Company shall match 25% of the amount you contribute to the plan up to a maximum of 4% of your contribution. Subject to IRS guidelines, you may contribute a maximum of 15% of your gross salary into the plan on an annual basis.

      f. Group Life and Accidental Insurance - coverage under the Company's Basic Life and Accidental Death and Dismemberment Insurance policy on the first day of the month following after two (2) months of continuous full time service.

      g. Business Travel Accident Insurance - coverage under the Company's Business Travel Accident Insurance Policy.

      h. Business Expense - reimbursement for travel, entertainment and other business expenses incurred by you in connection with the Company's business, all in accordance with the Company's policies and practices.


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      i. Vacation and Sick Paid Leave - in accordance with current Company policy.

      The parties hereto understand and agree that the benefits provided hereinabove are over and above any benefits that the Company is legally obligated to provide and are being furnished as an inducement to you to sign this Agreement and otherwise comply with its provisions.

3.    SEVERANCE:
      ---------

      In the event your employment with the Company is terminated by the Company for a reason other than cause, as herein defined, the Company agrees to provide, and you agree to accept, as the sole and exclusive remedy for the termination of your employment without case, the following severance benefits and arrangements.

      a. Continuing bi-weekly payments of your base salary, at the rate applicable as of the notice of your termination of employment for a period of twelve (12) months. To the extent that you should commence receiving compensation or benefits from any other source of employment, whether through self-employment as a contractor, employee or agent or obtaining alternate employment, the payments for which you are entitled under this paragraph 6(a) shall, as of the date of commencement of such alternative compensation, immediately be off-set, with each bi-weekly payment being subject to a deduction for any salary or other compensation that you have earned in employment of self-employment during the bi-weekly period in question. In order to retain your right to receive and keep payments under this subparagraph, you must notify the Company in writing immediately upon engaging in self-employment or obtaining alternate employment and furnish the Company with sufficient documentary evidence indicating the amounts so paid to you. For purposes of calculating appropriate deductions, the Company shall require of you all documentation (including payroll, bank, and tax records) reasonably required verifying the amount of your alternate earning for months for which you claim entitlement under this subparagraph.

      b. Your group health benefits and life insurance shall be continued until the termination of your severance payments under Paragraph 6(a);
notwithstanding, of course, your right to COBRA coverage should you so elect upon termination of your severance payments.

      It is understood and agreed that no change in your title, position or responsibilities shall be deemed a termination of employment within the meaning of this Paragraph, provided that your salary and, bonus opportunity levels are maintained; and provided further that your responsibilities are primarily creative in nature. It is further understood and agreed that in the event you receive any other compensation or benefits under this Paragraph as a result of the termination of your employment hereunder as a condition to receiving that severance compensation, you hereby agree to execute a Separation Agreement and General Release acceptable to the Company.

4.    TERMINATION
      -----------

      If you decide to terminate your employment with the Company you shall:

      a. provide the Company with sixty (60) days prior written notice unless otherwise agreed to by the parties hereto;

      b. make no public announcement concerning your departure prior to your termination date without the written consent of the Company;

      c. continue to perform faithfully the duties assigned to you on the date of such notice (or such other duties as the Company may assign to you) from the date of such notice until your termination date.


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      You acknowledge that the notice period provided for hereunder is for the exclusive benefit of the Company, and does not confer any employment obligation on the Company. The Company may elect, in its sole discretion and for any reason, to terminate your employment, either immediately or at any point during the sixty days (60) period you have indicated. Upon such termination, you shall be entitled only to the payment of the base salary earned and unpaid through such date and any business expenses otherwise due you, and all health, benefits and provided by the Company shall cease on the last day of the month upon termination of your employment (except as otherwise required by law).

5.    NON-SOLICITATION; NON-COMPETITION
      ---------------------------------

      In consideration of the mutual covenants contained herein, the compensation and other benefits payable to you hereunder, and a lump sum payment of $ 14,583.00 which is provided to you and accepted by you as an additional inducement to sign this Agreement and comply with the following terms and conditions:

      a) NON-COMPETITION

      During your employment with the Company, and for a six (6) month period following any termination of your employment hereunder (the "Non-Competitive Period") you shall not, without the express prior written consent of the Company, engage in or with any business competing in any of the Company's businesses located in the State of New York or other locations where the Company maintains an office or a retail location. You shall be deemed to be engaged in a business which is competitive if you engage, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business advice with respect to, or have any connection with, any business which is competitive with the product or services of the Company's businesses. Notwithstanding the foregoing, you may own any securities of any corporation that is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time three percent (3%) of any class of stock or securities of such corporation. In addition, you shall not, directly or indirectly, during the Non-Competitive Period, request or cause any suppliers or customers with whom the Company or its affiliates has a business relationship to cancel, terminate or modify any such business relationship with the Company or its affiliates.

      b) NON-SOLICITATION

      Upon any termination of employment, you shall not solicit any employee of the Company to terminate his/her employment or from hiring any employee of the Company for a period twenty-four (24) months thereafter and you shall not use any confidential or proprietary information obtained through your employment with the Company. You further agree to refrain from making any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or its officers, directors, personnel or products.

6.    REMEDIES
      --------

      You and the Company both acknowledge that your services are special, unique, unusual and extraordinary, giving them peculiar value, the loss of which cannot be reasonably or adequately compensated by monetary damages. Further, the parties agree that, as your services are of a creative nature, your unique creative abilities cannot be easily duplicated or replaced. Therefore, it is further expressly agreed that any breach of this Agreement may render irreparable harm to the Company. These provisions, therefore, shall be strictly enforced, and the Company shall be entitled to equitable relief by way of temporary or permanent injunction or otherwise.


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

      Further, the parties hereto consider the restrictions in Paragraph 5 to be reasonable. If, however, any portion of the restrictions set forth in Paragraph 5 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected, but shall be considered amended in whatever manner deemed reasonable by the court.

      Moreover, in the event you should breach the provisions of Paragraph 5 or any other provisions of this Agreement, the Company shall be entitled to: immediate restitution of any and all sums already paid to you under Paragraph 3 of this Agreement, and, effective immediately after such default, the withholding and avoidance of any further payment of any sums of money then due or which would have become due under this Agreement.

7.    TERMINATION FOR CAUSE
      ---------------------

      If the Company terminates you for "Cause", you shall not be eligible for any benefits under this letter agreement except COBRA or as required by other law. Termination for "Cause" shall be deemed to occur if the Company terminates you for: (a) misconduct injurious to the Company's interests; (b) intentional disregard of your duties; (c) incapacity to perform your duty (which incapacity shall include disability for a period of 30 days) except as otherwise required by law; or (d) if you are convicted for the commission of a job-related felony or engaged in other illegal conduct which is injurious to the business or reputation of the Company. Prior to any termination for "Cause", the Company shall have given you written notice, and in a case of termination under (a),
(b), or (c), you shall have five (5) business days after the receipt of such notice to cure such breach.

      Should any disagreement, claim or controversy arise between you and the Company with respect to a termination, the same shall be settled by arbitration in New York, New York before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the award of the Arbitration with respect to a termination pursuant to this letter agreement shall be enforceable in any court of competent jurisdiction and shall be binding upon the parties hereto, except that the Company may seek equitable relief with respect to any breaches of Paragraph 5, of this letter agreement.

8.    SEVERABILITY
      ------------

      The invalidity or unenforceability of any particular provision or provisions of this letter agreement shall not affect the other provisions hereof and this letter agreement shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

9.    EMPLOYMENT-AT-WILL
      ------------------

      Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall alter your status as an employee-at-will and you shall remain an employee-at- will following the execution of this Agreement.

10.   ENTIRE AGREEMENT
      ----------------

      This letter agreement constitutes that full and complete understanding and agreement of the parties, supersedes all prior representations, understandings and agreements as to your employment by the Company and cannot be amended, changed, modified in any respect, without the written consent of the parties hereto, except that the Company reserves the right in its sole discretion to make changes at any time to the other documents referenced in this letter agreement.


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11.   SUCCESSORS
      ----------

      This Agreement is binding upon and solely for the benefit of the parties hereto. Neither party hereto may assign any right hereunder. Any such purported delegation or assignment shall be void. The foregoing notwithstanding, however, upon the transfer of this Agreement to an affiliate, sale of all or substantially all of the assets, business and goodwill of the Company, or upon the merger or consolidation of the Company with another corporation, this Agreement shall, at the election of the Company, bind and inure to the benefit of you and the acquiring, succeeding or surviving corporation, as the case may be.

12.   CHOICE OF LAW
      -------------

      This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its provisions as to choice of laws, except insofar as the Federal Arbitration Act applies.

      If the foregoing is agreeable to you, please sign both copies of this letter agreement and return them to me. A fully executed original shall be returned to you.


                                            Very truly yours,

                                            KENNETH COLE PRODUCTIONS, INC.

                                            By:______________________________

                                            Its:_______________________________


AGREED AND ACCEPTED THIS
____ day of ______, 199   .

--------------------------------
(signature)

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(print name)

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